UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 17, 2006

FEDERAL HOME LOAN BANK OF BOSTON

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Huntington Avenue
Boston, MA 02199
(Address of principal executive offices, including zip code)

(617) 292-9600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2006, the Federal Home Loan Bank of Boston (the Bank) announced that the following four individuals were elected to the Bank’s board of directors for three-year terms commencing January 1, 2007:

Mark E. Macomber, president and chief executive officer, Litchfield Bancorp, Litchfield, Connecticut. Mr. Macomber currently serves on the board in one of two Connecticut directorships. The Bank’s regulator, the Federal Housing Finance Board (Finance Board) redesignated this Connecticut directorship to Rhode Island effective January 1, 2007, during its annual designations. As such, Mr. Macomber was reelected to the remaining Connecticut directorship and will assume the seat on January 1, 2007.

Arthur R. Connelly, chairman and chief executive officer, South Shore Savings Bank, South Weymouth, Massachusetts. Mr. Connelly currently serves on the board, and his current term expires December 31, 2006.

Jan A. Miller, president and chief executive officer, Wainwright Bank and Trust Company, Boston, Massachusetts. Mr. Miller currently serves on the board, and his current term expires December 31, 2006.

Steven A. Closson, president and chief executive officer, Androscoggin Savings Bank, Lewiston, Maine. Mr. Closson currently serves on the board, and his current term expires December 31, 2006.

Board committee appointments for 2007 were not made at the time of this filing.

The above directors’ elections took place in accordance with the rules governing the election of Federal Home Loan Bank directors specified in the Federal Home Loan Bank Act of 1932 and the related regulations of the Finance Board.

Item 9.01            Financial Statements and Exhibits

(d) Exhibits

Exhibit Number

99.1 Press Release, dated November 17, 2006, issued by the Bank.

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Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Boston

Date: November 17, 2006	By:	/s/ Frank Nitkiewicz

Frank Nitkiewicz Executive Vice President and Chief Financial Officer

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